NOTICE OF

2007 ANNUAL AND SPECIAL GENERAL MEETING

_______________________

INFORMATION CIRCULAR

GEOVIC MINING CORP.

NOTICE OF ANNUAL AND SPECIAL GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT the Annual and Special General Meeting (the “Meeting”) of Shareholders of GEOVIC MINING CORP. (the “Company”) will be held on Saturday, June 9, 2007 at 9:00 a.m. in the Pines Room at the Embassy Suites Hotel Portland Airport, 7900 N.E. 82nd Avenue, Portland, OR 97220-1388, for the following purposes:

1.	to receive the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2006 and the auditor’s report thereon;

2.	to appoint the auditor for the ensuing year at a remuneration to be fixed by the Directors;

3.	to elect Directors of the Company for the ensuing year;

4.	to consider and approve the amendment of the Company’s stock option plan to increase the number of shares reserved for issuance pursuant to the plan to 18,700,000 shares. The resolution is described in the accompanying Information Circular and the full text of the resolution is set out in Schedule “C” to the Information Circular;

5.	to consider and approve the release of shares subject to resale restrictions pursuant to a voluntary pooling agreement entered into in connection with the Company’s reverse takeover transaction completed on December 1, 2006. The resolution is described in the accompanying Information Circular and the full text of the resolution is set out in Schedule “D” to the Information Circular; and

6.	to transact such further and other business as may properly come before the Meeting or any adjournment or adjournments thereof.

Accompanying this Notice of Meeting are (i) an Information Circular; (ii) an Instrument of Proxy; and (iii) a reply card for use by shareholders who wish to receive the Company’s interim financial statements.

If you are a registered shareholder of the Company and are unable to attend the Meeting in person, please date and execute the accompanying form of proxy and deposit it with Pacific Corporate Trust Company, 510 Burrard Street, 2nd Floor, Vancouver, BC V6C 3B9, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the Meeting or any adjournment thereof.

If you are a non-registered shareholder of the Company and receive materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or such other intermediary. If you are a non-registered shareholder and do not complete and return the materials in accordance with such instructions, you may lose the right to vote at the Meeting, either in person or by proxy.

DATED at Vancouver, British Columbia, this 7th day of May, 2007.

BY ORDER OF THE BOARD (Signed) JOHN E. SHERBORNE Chief Executive Officer

GEOVIC MINING CORP.

ANNUAL AND SPECIAL GENERAL MEETING OF SHAREHOLDERS

SATURDAY, JUNE 9, 2007

MANAGEMENT INFORMATION CIRCULAR containing information as at May 7, 2007 (unless otherwise noted) GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by management of GEOVIC MINING CORP. (the “Company” or “Geovic”) for use at the Annual and Special General Meeting of shareholders (the “Meeting”) to be held on June 9, 2007 and any adjournment thereof at the time and place and for the purposes set forth in the accompanying Notice of Meeting.

While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors, officers and regular employees of the Company at nominal cost. All costs of solicitation of proxies by management will be borne by the Company.

APPOINTMENT OF PROXYHOLDER

The persons named in the accompanying instrument of proxy are officers and directors of the Company.

A shareholder wishing to appoint some other person (who need not be a shareholder) to represent him or her at the Meeting has the right to do so, either by inserting such person’s name in the blank space provided in the accompanying proxy (the “Instrument of Proxy”) and striking out the two printed names, or by completing another proxy. If a shareholder appoints one of the persons designated in the accompanying Instrument of Proxy as a nominee and does not direct the said nominee to vote either for or against or withhold from voting on a matter or matters with respect to which an opportunity to specify how the shares registered in the name of such shareholder shall be voted, the proxy shall be voted FOR such matter or matters.

The Instrument of Proxy must be in writing and signed by the shareholder or by the shareholder’s attorney duly authorized in writing or, if the shareholder is a body corporate or association, signed by any individual authorized by a resolution of the directors or governing body of the body corporate or association. An Instrument of Proxy will only be valid if it is duly completed, signed, dated and received at the office of the Company’s registrar and transfer agent, Pacific Corporate Trust Company, 510 Burrard Street, 2nd Floor, Vancouver, BC V6C 3B9, not less than 48 hours (excluding Saturdays, Sunday and holidays) before the commencement of the Meeting or any adjournment thereof, unless the Chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

REVOCATION OF PROXY

A shareholder who has given an Instrument of Proxy may revoke it by an instrument in writing signed by the shareholder or by the shareholder’s attorney authorized in writing or, if the shareholder is a corporation or association, signed by any individual authorized by a resolution of the directors or governing body of the body corporate or association, and delivered to the registered office of the Company located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, USA, 19808 at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof at which the Instrument of Proxy is to be used, or to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof or in any other manner provided by

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law. A revocation of an Instrument of Proxy does not affect any matter on which a vote has been taken prior to the revocation.

The Chairman of the Meeting will have the discretion to accept or reject proxies otherwise deposited.

VOTING OF PROXIES

THE MANAGEMENT REPRESENTATIVES DESIGNATED IN THE ENCLOSED INSTRUMENT OF PROXY WILL VOTE OR WITHHOLD FROM VOTING THE SHARES IN RESPECT OF WHICH THEY ARE APPOINTED PROXY ON ANY POLL THAT MAY BE CALLED FOR IN ACCORDANCE WITH THE INSTRUCTIONS OF THE SHAREHOLDER AS INDICATED ON THE INSTRUMENT OF PROXY AND, IF THE SHAREHOLDER SPECIFIES A CHOICE WITH RESPECT TO ANY MATTER TO BE ACTED UPON, THE SHARES WILL BE VOTED ACCORDINGLY. WHERE NO CHOICE OR WHERE BOTH CHOICES ARE SPECIFIED IN THE INSTRUMENT OF PROXY, IT IS INTENDED THAT SUCH SHARES WILL BE VOTED “FOR” THE MATTERS OR PERSONS DESCRIBED THEREIN AND IN THIS INFORMATION CIRCULAR.

The enclosed Instrument of Proxy confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting. In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed Instrument of Proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Information Circular, management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

NON-REGISTERED SHAREHOLDERS

Only registered shareholders or their duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased their shares. More particularly, a person is not a registered shareholder in respect of shares which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either: (a) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)) of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101, the Company has distributed copies of the Notice of Meeting, this Information Circular and the Instrument of Proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receiving Meeting Materials will either:

(a)	be given an Instrument of Proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the Instrument of Proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the Instrument of Proxy and deposit it with Pacific Corporate Trust Company as provided above, OR

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(b)	more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy authorization form”) which the Intermediary must follow. Typically, the proxy authorization form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label containing a bar-code and other information. In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered holders to direct the voting of the shares which they beneficially own. Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the Management proxyholders named in the form and insert the Non-Registered Holder’s name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed in this Information Circular, no current or nominee director or executive officer at any time since the beginning of the Company’s last financial year, or any associate or affiliate of such persons, or any person on behalf of whom this solicitation is made, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting other than the election of directors or the appointment of auditors.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Company is authorized to issue 200,000,000 common shares, par value $0.0001 per share (the “Shares”) and 50,000,000 shares of preferred stock, par value $0.0001 per share, which have been designated Series A Convertible Preferred Stock (the “Preferred Shares”). As of May 7, 2007, the Company had 99,323,742 Shares and no Preferred Shares issued and outstanding. The holders of the Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Company, and each Share confers the right to one vote in person or by proxy at all meetings of the shareholders of the Company.

The holders of Shares at the close of business on May 7, 2007 (the “Record Date”) are entitled to vote or to have their Shares voted at the Meeting. On a show of hands, every individual who is present as a shareholder or as an authorized representative of one or more corporate or association shareholders, or who is holding an Instrument of Proxy on behalf of a shareholder who is not present at the Meeting, will have one vote. On a poll, every shareholder present in person or represented by an Instrument of Proxy and every person who is a representative of one or more corporate or association shareholders, will have one vote for each Share registered in the shareholder’s name on the list of shareholders, which is available for inspection during normal business hours at Pacific Corporate Trust Company and will be available at the Meeting.

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To the knowledge of the directors and executive officers of the Company, no person beneficially owns, directly or indirectly, or exercises control or direction over, Shares carrying more than 10% of the voting rights attached to all of the issued and outstanding Shares other than as disclosed below:

Name of Shareholder	Number of Voting Securities	Percentage of Outstanding
		Voting Securities

William A. Buckovic	11,743,220	11.8%

CURRENCY AND EXCHANGE RATE INFORMATION

All references to “$” or “dollars” set forth in this Information Circular are in United States dollars, except where otherwise indicated. The following table sets forth, for each of the years indicated, the year end exchange rate, the average closing rate and the high and low closing exchange rates of one Canadian dollar in exchange for one U.S. dollar as quoted by the Bank of Canada. The noon exchange rate on May 4, 2007 as reported by the Bank of Canada for the conversion of Canadian dollars was CAD$1.00 equals U.S.$0.9034.

		Year Ended December 31,

	2003	2004	2005	2006

High	0.7726	0.8493	0.8695	$0.9134
Low	0.6381	0.7160	0.7878	$0.8479
Average	0.7159	0.7689	0.8256	$0.8818
Year End	0.7713	0.8320	0.8606	$0.8581

RECEIPT OF FINANCIAL STATEMENTS

The audited consolidated financial statements of the Company for the fiscal year ended December 31, 2006 and accompanying Auditor’s Report thereon will be presented at the Meeting.

ELECTION OF DIRECTORS

The term of office of each of the present directors expires at the Meeting. Management of the Company proposes to nominate the persons named below for election as directors of the Company at the Meeting. Each director elected will hold office until the next annual general meeting of the Company or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with the ByLaws of the Company or with the provisions of the Business Corporations Act (British Columbia).

Unless such authority is withheld, the persons named in the accompanying Instrument of Proxy intend to vote for the election of the nominees whose names are set forth herein. Management does not contemplate that any of these nominees will be unable to serve as a director. If, prior to the Meeting, any of the nominees is unable or declines to so serve, the persons named in the accompanying Instrument of Proxy will vote for another nominee of management if presented, or to reduce the number of directors accordingly, in their discretion.

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The following table and notes thereto state the name of each person proposed to be nominated by management for election as a director, the municipality, province or state and country in which he is ordinarily resident, all offices of the Company now held by him, his principal occupation, the period of time for which he has been a director of the Company, and the number of Shares beneficially owned by him, directly or indirectly, or over which he exercises control or direction, as at May 7, 2007.

Name, Position and Residence	Principal Occupation During the Past 5 Years	Director Since	Number of Common Shares Held

Robert J. (Don) MacDonald(1)	Senior Vice President and Chief Financial	December 1,	362,000
Director	Officer, NovaGold Resources Inc.; Senior	2006
Vancouver, British Columbia	Vice President and Chief Financial
	Officer, Forbes-Meditech Inc.

Michael T. Mason(1)(2)	Owner, Mineral Services, LLC; President,
Director	CEO and Director, MBMI Resources Inc.;	December 1,	nil
Garden City, New York	Director, Euromax Resources Ltd.;	2006
	Director ECU Silvermining Co.; President
	and CEO, Global Gold Corp.

Wade Nesmith(2)		September 29,	nil
Director	Associate Counsel, Lang Michener LLP	2006
North Vancouver, British Columbia

Gregg Sedun(1)	Independent Businessman; Chairman,
Director	President and Chief Executive Officer,	September 29,	3,032,768
Vancouver, British Columbia	Uracan Resources Ltd.; President, Global	2006
	Vision Capital Corp.

John E. Sherborne	Chief Executive Officer and Chairman,	December 1,	164,110
CEO and Director	Geovic, Ltd.	2006
Grand Junction, Colorado

William A. Buckovic	President, Geovic, Ltd.	December 1,	11,743,220(3)
President and Director		2006
Grand Junction, Colorado

Notes:

(1)	Currente Audit Committee.

(2)	Current member of the Compensation Committee.

(3)	Includes 1,800,000 Shares issued to Sabina Resources Pty. Ltd., of which Mr. Buckovic is the controlling shareholder.

The information as to the municipality, province or state and country of residence, principal occupation, business or employment and the number of Shares beneficially owned by each nominee or over which each nominee exercises control or direction set out in the above table is not within the knowledge of the Company and has been furnished by the individual nominees as at May 7, 2007.

Corporate Cease Trade Orders or Bankruptcies

Other than as disclosed herein, no proposed director of the Company is, or, within the past ten years before the date of this Information Circular has been, a director or executive officer of any other issuer that, while such person was acting in that capacity:

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(i) was the subject of a cease trade or similar order, or an order that denied the other issuer access to any exemptions under securities legislation, for a period of more than 30 consecutive days; or

(ii) was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(iii) within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or comprise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

has, within the past ten years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold the assets of that individual.

David C. Beling, the Executive Vice President and Chief Operating Officer of the Company, resigned as Senior Vice President of Operations of Rea Gold Corporation prior to it filing an assignment into bankruptcy.

Gregg Sedun, a director of the Company, is a director of Diamond Fields International Ltd (“DFI”). In connection with the inability of DFI to file annual audited financial statements for the year ended June 30, 2006 by the required deadline, the British Columbia Securities Commission and the Ontario Securities Commission issued management cease trade orders against DFI’s insiders effective September 29, 2006 and October 3, 2006, respectively. DFI was unable to file such financial statements on time as a result of a variety of factors, including the move of DFI’s head office from Vancouver, British Columbia to Cape Town, South Africa, technical issues relating to currency exchange matters, computer virus problems, a change in DFI’s chief financial officer, and other extenuating factors. The outstanding financial statements and related materials were subsequently filed on October 27, 2006 and, as a result, the management cease trade orders were revoked by November 2, 2006.

Wade Nesmith was a director of an auto parts manufacturing company at the time it applied for Chapter 11 bankruptcy protection in December 2004 and when it emerged from Chapter 11 bankruptcy protection in March 2005.

During the ten years preceding the date of this Information Circular, no proposed director of the Company has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

EXECUTIVE COMPENSATION

Unless indicated otherwise, all amounts in this Information Circular are in Canadian dollars.

Summary Compensation Table

The following table sets forth the compensation paid during the periods indicated to the individuals who served as Chief Executive Officer and Chief Financial Officer of the Company for the financial year ended December 31, 2006; each of the Company’s three most highly compensated executive officers,

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other than the CEO and CFO, who were serving as executive directors at the end of the most recently completed financial year and whose salary and bonus exceeded $150,000; and any individual who would have satisfied this criteria but for the fact that individual was not serving as an officer at December 31, 2006 (collectively, the “Named Executive Officers”):

		Summary Compensation Table

		Annual Compensation			Long Term Compensation		All Other
				Other Annual
					Securities Under Options	Securities Subject to Resale

Name and Principal Position Year		Salary	Bonus	Compensation	Granted	Restrictions	Compensation

John E. Sherborne(1)	2006	$100,000	$18,000	nil	73,336	164,110	nil
CEO and Director	2005	$127,232	nil	nil	120,022	nil	nil
	2004	$63,000	nil	nil	90,016	nil	nil

Greg Hill(2)	2006	$50,500	$20,000	nil	nil	nil	nil
Acting Chief Financial	2005	n/a	n/a	n/a	n/a	n/a	n/a
Officer	2004	n/a	n/a	n/a	n/a	n/a	n/a

David C. Beling(3)	2006	$116,000	$20,000	nil	222,000	327,300	nil
Executive Vice President and	2005	$160,554	nil	nil	186,000	nil	nil
Chief Operating Officer	2004	$85,500	nil	nil	98,000	nil	nil

Gary R. Morris(4)	2006	$100,000	$16,000	nil	70,400	91,858	nil
Senior Vice President	2005	$140,561	nil	nil	107,200	nil	nil
	2004	$76,000	nil	nil	51,400	nil	nil

Notes:

(1)	Mr. Sherborne was the Executive President of Geovic until February 2004, when he was appointed as Chief Executive Officer. Mr. Sherborne was also acting in the capacity as Chief Financial Officer of Geovic until August 1, 2006, when Greg Hill joined Geovic as acting Chief Financial Officer.

(2)	Greg Hill joined Geovic as acting Chief Financial Officer on August 1, 2006.

(3)	Mr. Beling was appointed as Senior Vice President – Operations in 2003 and promoted to Executive Vice President and Chief Operating Officer in 2005.

(4)	The grant of 20,000 stock options and 11,190 restricted shares included in the table above will be recognized in the Company’s interim financial statements for the period ended March 31, 2007, due to the February 1, 2007 vesting date.

Long Term Incentive Plans

Geovic does not currently have any long term incentive plans and has not granted any stock appreciation rights.

Option Grants During the Most Recently Completed Financial Year

On September 29, 2006, the Board of Directors of the Company (the “Board”) and shareholders of the Company adopted the Company’s Stock Option Plan (the “Plan”).

The Plan provides that the total number of Shares that may be issued pursuant to the Plan may not exceed 15,000,000 Shares. There are currently 15,000,000 Shares reserved for issuance under the Plan. Some of the key provisions of the proposed Plan are as follows:

(a)	no more than 5% of the Shares outstanding at the time of grant may be reserved for issuance to any one individual in any 12 month period under the Plan and any other share compensation arrangement (unless disinterested shareholder approval has been obtained);

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(b)	no more than 2% of the Shares outstanding at the time of grant may be reserved for issuance to any consultant in any 12 month period under the Plan and any other share compensation arrangement;

(c)	no more than an aggregate of 2% of the Shares outstanding at the time of grant may be reserved for issuance to persons employed to provided investor relations activities in any

	12	month period under the Plan and any other share compensation arrangement;

(d)	all options vest and become exercisable over a period of not less than 18 months on a basis that does not permit a majority of the options to vest and become exercisable early in the vesting period rather than equally on a periodic basis, unless the Company is listed on Tier 1 of the Exchange or on the Toronto Stock Exchange, in which case no vesting will be required except for options issued to consultants performing investor relations activities, which must vest in stages over 12 months with no more than 1/4 of the options vesting in any three month period;

(e)	without disinterested shareholder approval, the aggregate number of Shares that may be reserved for issuance to the insiders of the Company (i) at the time of grant, or (ii) in any

	12	month period under the Plan and any other share compensation arrangement, may not exceed 10% of the outstanding Shares at the time of the grant;

(f)	the minimum exercise price of a stock option cannot be less than the applicable Market Price (as determined by the Exchange) of the Shares and disinterested shareholder approval must be obtained to reduce the exercise price of an option granted to a person who was an insider at the time of grant or is an insider at the time of amendment; and

(g)	options are non-assignable, non-transferable and may have a maximum exercise period of five years, unless the Company is listed on Tier 1 of the Exchange or on the Toronto Stock Exchange in which event options the maximum exercise period is ten years.

The following table sets forth information regarding individual grants of options to purchase or acquire securities of the Company or any of its subsidiaries made during the most recently completed financial year to each Named Executive Officer:

				Market Value of
		Percent of Total		Securities
		Options		Underlying
	Securities, Under	Granted to		Options on the
	Options Granted	Employees in	Exercise or Base	Date of Grant
Name	(#)	Financial Year	Price ($/Security)	($/Security)	Expiration Date

John E. Sherborne	73,336	16.40%	$1.075	$78,836	8/15/2016
Greg Hill	nil	n/a	n/a	n/a	n/a
David C. Beling	222,000	49.65%	$1.075	$238,650	8/15/2016
Gary R. Morris	50,400	11.27%	$1.075	54,180	8/15/2016
	20,000	4.47%	$1.22	$24,400	11/21/2016

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Aggregated Option Exercises During The Most Recently Completed Financial Year And Financial Year-End Option Values

The following table sets forth information regarding each exercise of options to purchase or acquire securities made during the most recently completed financial year by each Named Executive Officer and the financial year-end value of unexercised options, on an aggregated basis:

Value of Unexercised
			Unexercised Options	in-the-Money Options
			at FY-End	at FY-End
	Securities Acquired	Aggregate Value	(#)	(CDN$)
	on Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable(1)

John E. Sherborne	nil	nil	1,950,862/nil	$5,169,784/nil

Greg Hill	nil	nil	nil/nil	nil/nil

David C. Beling	nil	nil	764,000/nil	$2,024,600/nil

Gary R. Morris	nil	nil	500,400/nil	$1,326,060/nil

Notes:

(1) Based on a closing price of CDN$2.65 on December 29, 2006.

Option Repricings During the Most Recently Completed Financial Year

During the financial year ended December 31, 2006, Geovic did not reprice downward any of the stock options previously granted to the Named Executive Officers or directors who were not Named Executive Officers. As of August 15, 2006, Geovic reached an agreement with its option holders to increase the exercise price for all options granted in 2005 to the fair market value of the Shares on the date the option was granted. Geovic issued 274,481 Shares of restricted common stock to the option holders in exchange for the increase in the exercise price. During 2006, Geovic granted options with exercise prices equal to the fair market value on the grant date. Geovic also issued 152,502 Shares of restricted common stock with the options granted in 2006 representing the difference between the exercise price of the 2006 options and the discounts normally applicable to such grants. The restricted stock is scheduled to vest in 2007 and 2008.

Defined Benefit or Actuarial Plan

The Company does not have a defined benefit or actuarial plan for the Named Executive Officers under which benefits are determined primarily by final compensation (or average final compensation) and years of service.

Employment Contracts

Geovic has employment agreements with its Named Executive Officers (excluding Mr. Hill, the acting CFO). Each agreement provides for continued employment at current rates of compensation through December 31, 2007 ($8,500 per month for Mr. Morris; $9,000 per month for Mr. Sherborne and $10,000 per month for Mr. Beling), with provisions for annual extensions thereafter upon mutual agreement. The agreements of Messrs. Sherborne and Beling provide that within ninety (90) days of completion of a transaction deemed to be a change in control of Geovic under circumstances deemed to be unacceptable to the executive, the executive shall be entitled to a severance payment equal to two years base salary plus any accrued bonus or vacation through the date of termination. The Company’s reverse takeover transaction completed on December 1, 2006 (the “RTO”) and subsequent public offerings were not deemed to be change of control events. The Company expects that the employment agreements of all of

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its Named Executive Officers will be revised and amended under the supervision of the compensation committee of the Board of Directors during 2007.

Compensation of Directors

The Company provides cash compensation to the directors for their services as directors or members of committees of the Board. The Company has reimbursed and will continue to reimburse its non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board.

On December 1, 2006, the Board adopted a compensation program for the non-employee directors. Under that arrangement, non-employee directors were paid $1,500 for each full day Board meeting attended, $500 for telephone meetings lasting a half day or less, for committee meetings and for other business undertaken on behalf of the Company and were reimbursed for all reasonable expenses.

In addition, three of the Company’s non-employee directors received initial grants of nonqualified stock options to purchase up to 150,000 Shares under the Company’s Stock Option Plan, exercisable at $1.95 per Share and vesting monthly for 12 months, subject to continued service as a director of the Company.

The Board plans to adopt a long term compensation plan for the Company’s non-employee directors during 2007. Under such compensation plan, each director who is not an employee will receive annual cash compensation in amounts that will be determined for the following services:

  for service as chairperson of the Board;
  for service as a director other than the chairperson of the Board;
  for service as chairperson of the Audit Committee, Compensation Committee or Corporate Governance Committee;
  for each Board or committee meeting attended, and a smaller amount for telephone meetings of the Board or a committee.

In addition, the non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options under the Company’s Stock Option Plan, in amounts and under terms to be determined. No compensation was paid to non-employee directors during 2006. Mr. MacDonald purchased 362,000 of the Company’s Shares (adjusted for exchange upon completion of the RTO) in April, 2006.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding the Plan in the aggregate as of December 31, 2006.

Number of securities
remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under
	issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants and	(excluding securities
	warrants and rights	rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by securityholders
	13,038,886	$0.35	1,961,114

Equity compensation plans not approved by securityholders
	n/a	n/a	n/a

Total	13,038,886	$0.35	1,961,114

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INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

None of the directors, executive officers or employees or former directors, executive officers or employees of Geovic or any of its subsidiaries, is indebted to Geovic or any of its subsidiaries, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Geovic or any of its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Circular, no informed person, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing, has any material interest, direct or indirect in any transaction since the commencement of the Company’s last financial year or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries. An “informed person” means (a) a director or executive officer of the Company; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company; (c) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) the Company if it has purchased, redeemed or otherwise acquired any of its Shares, for so long as it holds any of its Shares.

Prior to the reverse take-over transaction the Company completed on December 1, 2006 (the “Acquisition”), the Company was indebted to James Hamilton, former President, Director, and controlling shareholder of the Company, for an amount of $6,476 as of April 30, 2006. The loan was repaid in May 2006, together with accrued interest to April 30, 2006. The loan arrangements were originally agreed to in 1988 for the purpose of augmenting the Company’s financial resources.

In connection with the Acquisition, William Buckovic, President and a Director of the Company, was issued 1,250,010 Shares of the Company and still owns a 0.5% interest in GeoCam.

Furthermore, certain of Geovic Mining’s directors and officers are also directors and officers of other natural resource companies. Consequently, there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers relating to the Company will be made in accordance with their duties and obligations to deal fairly and in good faith with the Company and such other companies.

APPOINTMENT OF AUDITOR

The auditor of the Company is Ernst & Young LLP. Shareholders will be asked to (a) reappoint Ernst & Young LLP as auditors of the Company to hold office until the close of the next annual general meeting of the Company and to (b) authorize the directors to fix the remuneration of the auditors. Ernst & Young LLP was originally appointed on December 1, 2006.

Unless such authority is withheld, the persons named in the accompanying Instrument of Proxy intend to vote for Ernst & Young LLP to serve as auditors of the Company for the fiscal year ending December 31, 2007 at remuneration determined by the directors.

MANAGEMENT CONTRACTS

Other than the role of acting Chief Financial Officer, which has been filled by Greg Hill effective August 1, 2006, no other management functions of Geovic are performed to any substantial degree by anyone other than the directors or executive officers of Geovic.

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STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The following disclosure conforms to Form 58-101F1 which was enacted pursuant to National Instrument 58-101 “Disclosure of Corporate Governance Practices” which came into effect on July 1, 2005.

The Board is committed to maintaining high standards of corporate governance and accordingly reviews its corporate governance practices from time to time to assess the effectiveness and appropriateness of such practices.

Board of Directors

The Board currently consists of six individuals and the same six individuals are nominated for election at the Meeting. The Board has determined that two of the directors, Messrs. MacDonald and Nesmith, are “independent” as defined in NI 58-101. The Board has concluded that four directors, Messrs. Sherborne, Buckovic, Mason and Sedun are not independent as defined in NI 58-101. Mr. Sherborne is not independent as he is Chief Executive Officer of the Company and Mr. Buckovic is not independent as he is the President of the Company. Mr. Mason is not independent for the reason that he serves as a consultant to the Company and has so served since 2003 and Mr. Sedun is not independent due to his having a finder’s fee agreement with the Company, that, although terminated on March 1, 2007, provides that fees will be paid to Mr. Sedun if persons introduced to the Company by Mr. Sedun make investments in the Company during the 12 months following the termination of the agreement.

The independent directors hold regularly scheduled meetings at least once per year at which members of management and non-independent directors are not in attendance. In lieu of such meetings, the independent directors may meet during a portion of regularly scheduled Board meetings, provided that time is specifically scheduled and devoted to meeting without members of management and non-independent directors.

Currently, the following directors serve on the following boards of directors of other public companies:

Name	Reporting Issuer
Robert J. (Don) MacDonald	Novagold Resources Inc Romarco Minerals Inc YGC Resources Ltd.

Michael T. Mason	Global Gold Corp. Euromax Ltd. ECU Silver Mining Inc. MBMI Resources Inc.

Wade Nesmith	Parran Capital Inc. Silver Wheaton Corp

Gregg Sedun	Uracan Resources Ltd. Interim Capital Corp Luna Gold Corp. (formerly wwbroadcast.net.inc. & Predator Ventures Ltd.) Diamond Fields International Ltd.

Orientation and Continuing Education

The Board is responsible for providing orientation and education for new directors to, among other things, educate new directors with respect to the role of the Board, its committees and directors as well as the

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nature and operation of the Company’s business generally. The Board also provides continuing education opportunities for all directors.

Ethical Business Conduct

The Board encourages and provides a culture of ethical business conduct within the Company and is in the process of developing a Code of Business Conduct and Ethics (the “Code”). Once the Code is finalized and adopted, shareholders will be able to obtain a copy of the Code by contacting the Company or from the Company’s website – www.geovic.net.

Nomination of Directors

The Board as a whole oversees the nomination of new directors. The Board obtains recommendations for candidates to be nominated as directors from management and from the other directors. It reviews the candidates’ credentials, interviews them and checks candidates’ references prior to deciding if the candidate is suitable to be nominated as a director.

Compensation

The Company has a Compensation Committee composed of Messrs. Nesmith and Mason. Mr. Nesmith is considered independent pursuant to NI 58-101 and Mr. Mason is not considered independent for the reason set out above.

The Compensation Committee’s functions are to review and recommend compensation policies and programs, as well as salary and benefit levels for individual executives, including the Chief Executive Officer and President. The committee makes the recommendations to the Board which, in turn, gives final approval on compensation matters. The Compensation Committee has the authority to retain any advisors, counsel and consultants as the members deem necessary in order to carry out its functions.

The Chief Executive Officer and President are not present during meetings of the Compensation Committee at which their compensation is being discussed.

Assessments

While the Company has no formal review process in place for individual directors, the Board considers the effectiveness and contribution of its individual members from time to time on an informal basis.

AUDIT COMMITTEE

The Audit Committee charter is attached hereto as Schedule “A”.

Composition of the Audit Committee

The Audit Committee is made up of Messrs. MacDonald, Sedun and Mason. The Audit Committee has been structured to comply with Multilateral Instrument 52-110 Audit Committees (“MI 52-110”). Mr. MacDonald is considered independent as such term is defined in MI 52-110 and is the chair of the Audit Committee. Messrs. Sedun and Mason are not considered independent for the reasons set out above. All three directors are considered financially literate as such term is defined in MI 52-110.

Relevant Education and Experience

Robert J. (Don) MacDonald has over 20 years of experience in mine development and financing. Mr. MacDonald is Senior Vice President, Chief Financial Officer and Secretary of NovaGold Resources Inc. and previously was Senior Vice President and Chief Financial Officer of Forbes Medi-Tech Inc., a public biotech company, from 2001 to 2004, De Beers Canada Mining (formerly Winspear Diamonds) from

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1999 to 2001, and Dayton Mining from 1991 to 1999, and Vice-President Finance of Granges Inc. from 1983 to 1991. During his career, Mr. MacDonald has been involved in the operation or development of ten mines in North and South America, and the completion of over US$500 million of mine financings and US$500 million of mining mergers and acquisition. Mr. MacDonald is a chartered accountant and has Bachelor of Engineering and Masters of Engineering degrees from Oxford University.

Gregg Sedun is an independent venture capital professional based in Vancouver, Canada. He is a former corporate finance/securities lawyer having practiced law for 14 years; thereafter, for 7 years he was the President of a private venture capital firm; and was President/CEO of Diamond Fields International Ltd., a TSX listed company, for over two years. Mr. Sedun has played a significant role as founder, director or early stage investor in a number of very successful companies including Diamond Fields Resources (acquired for $4.3 billion in the largest take over ever of a junior mining company); Adastra Minerals (recently acquired by First Quantum Minerals for $300 million); Peru Copper Inc. (listed on TSX with $65 million IPO and current market cap of over $600 million); Ascalade Communications ($40 million IPO in 2005 on TSX Exchange - revenues of US$115 million); and, Neurovir (acquired by Medigene, a leading German biotech - US$40 million valuation).

Michael T. Mason is President and Director of MBMI Resources, a TSXV listed company and Managing Partner of Mineral Services, LLC. He has more than 35 years of experience in the marketing of precious and base metals and other commodities; and is a specialist in risk management, off-take agreements and international trading. He holds a B.S. degree in metallurgical engineering and a MBA.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on an exemption under MI 52-110, other than the exemption for companies listed on the TSX Venture Exchange (the “Exchange”) provided in section 6.1 of MI 52-110.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Pre-Approval Policies and Procedures

Prior to the completion of an audit, the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company or its subsidiary entities by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Act of 1934, as amended.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more directors when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that any decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

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External Auditor Service Fees

All fees billed by Ernst & Young LLP, Chartered Accountants, and its predecessor, Deloitte & Touche LLP, Chartered Accountants (the “Auditors”), the Company’s external auditors during the two most recently completed financial years are as follows:

	Year ended December 31,	Year ended December 31,
	2006	2005

Audit Fees	$80,000	$55,000
Audit-Related Fees	$215,000	nil
Tax Fees	$40,000	$8,000
All Other Fees	nil	nil
Total	$335,000	$63,000

Audit fees: All services performed by the Auditors in connection with the review of annual consolidated financial statements of the Company including services performed to comply with generally accepted auditing standards.

Audit Related Fees: All services performed by the Auditors in connection with: the review of quarterly financial statements in accordance with generally accepted standards for a review; equity due diligence required by underwriters, regulators and other parties in connection with raising capital for the Company and internal control reviews.

Tax Fees: All services performed by the Auditors in connection with tax planning, compliance and advice.

AMENDMENT TO THE STOCK OPTION PLAN

Background

The shareholders and Directors of the Company have previously approved the current Plan under which directors, officers, employees and consultants of the Company may be granted stock options to acquire Shares. The Company adopted and shareholders approved the Plan on September 29, 2006. The principal purpose of the Plan is to provide a competitive and effective means to give the Company personnel the opportunity to purchase stock in the Company. Granting equity is intended to assist the Company in attracting, retaining and motivating high calibre personnel whose contributions are important to the success of the Company.

Shares Authorized for Issuance

The Plan provides that the total number of Shares that may be issued pursuant to the Plan may not exceed 15,000,000 Shares. As at the date of this Information Circular, options to purchase a total of 13,402,866 Shares have been granted, representing approximately 13.50% of the issued and outstanding Shares and leaving only 1,597,134 Shares available for future option grants. The Board wishes to be able to continue to provide option-based incentives to directors and employees in appropriate circumstances.

Accordingly, the amended Plan provides that the maximum number of Shares that may be issued under the amended Plan is 18,700,000 Shares, which represents 18.83% of the Company’s issued and outstanding Shares as of the date of this Information Circular.

Recommendation of the Directors

The proposed amendment to the Plan is indicated in the copy of the Amended and Restated Plan attached to this Information Circular as Schedule “B”.

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The proposed Amended and Restated Plan must be approved by a majority of not less than 50% of the votes cast by shareholders who, being entitled to do so, vote in person or by proxy on the resolution.

The full text of the resolution to amend the Plan is set out in Schedule “C” to this Information Circular.

The Board has unanimously concluded that the proposed amendments to the Plan are in the best interest of the Company and its Shareholders, and recommends that Shareholders vote IN FAVOUR of the resolution to amend the Plan.

The Company has been advised that the directors and senior officers of the Company intend to vote all Shares held by them in favour of the amendment of the Plan.

RELEASE OF SHARES FROM VOLUNTARY POOLING AGREEMENT

Background

In connection with the Company’s RTO ,the Company, Geovic, Ltd., Geovic Finance Corp. (“FinCo”) and William Buckovic agreed that subject to any early release provisions the Board may decide upon:

(a)	all of the Shares of the Company issued upon completion of the RTO to directors, officers or insiders of the Company and to FinCo shareholders, including upon due exercise of options with an exercise price of less than $1.08, would be subject to a pooling arrangement prohibiting the holder from selling or transferring the Shares. An aggregate of 28,203,291 Shares are currently subject to these restrictions. Such Shares are released from the pooling arrangement as follows:

	(i)	10% of the holder’s Shares are transferable on or after December 1, 2007;

	(ii)	15% of the holder’s Shares are transferable on or after March 1, 2008;

	(iii)	15% of the holder’s Shares are transferable on or after June 1, 2008;

	(iv)	15% of the holder’s Shares are transferable on or after September 1, 2008;

	(v)	15% of the holder’s Shares are transferable on or after December 1, 2008;

	(vi)	15% of the holder’s Shares are transferable on or after March 1, 2009; and

	(vii)	the balance of each holder’s Shares are transferable on or after June 1, 2009; and

(b)	all other Shares issued upon the completion of the RTO or the due exercise of options with an exercise price of less than $1.08 are also subject to a pooling arrangement prohibiting the holder from selling or transferring the Shares. An aggregate of 31,956,337 Shares are currently subject to these restrictions. Such Shares are released from the pooling arrangement as follows:

	(i)	5,000 of the holder’s Shares are not subject to pooling restrictions;

	(ii)	the greater of 25% of the holder’s Shares or 5,000 Shares are transferable on or after June 1, 2007;

	(iii)	the greater of 25% of the holder’s Shares or 5,000 Shares are transferable on or after December 1, 2007;

	(iv)	the greater of 25% of the holder’s Shares or 25,000 Shares are transferable on or after June 1, 2008; and

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           (v)              the balance of each holder’s Shares are transferable on or after September 1, 2008.

Further information regarding the pooling arrangement can be found in the Company’s Filing Statement dated November 28, 2006, which is available on SEDAR at www.sedar.com.

Release of Shares

The Board wishes to release some or all of the Shares from the pooling arrangement described above on one or more dates, as determined by the Board. The release of any Shares from the pooling arrangement would be subject to the approval of the Exchange.

At the current time, the Board wishes to adjust the schedule for the release of the Shares from the pooling arrangement as follows:

(a)	all of the Shares of the Company issued upon completion of the RTO to directors, officers or insiders of the Company and to FinCo shareholders, including upon due exercise of options with an exercise price of less than $1.08, would be released from the pooling arrangement as follows:

	(i)	15% of the holder’s Shares would be transferable on or after September 1, 2007;

	(ii)	15% of the holder’s Shares would be transferable on or after December 1, 2007;

	(iii)	15% of the holder’s Shares would be transferable on or after March 1, 2008;

	(iv)	15% of the holder’s Shares would be transferable on or after June 1, 2008;

	(v)	20% of the holder’s Shares would be transferable on or after September 1, 2008; and

	(vi)	the balance of each holder’s Shares would be transferable on or after December 1, 2008; and

(b)	all other Shares issued upon the completion of the RTO or the due exercise of options with an exercise price of less than $1.08 would be released from the pooling arrangement as follows:

	(i)	5,000 of the holder’s Shares would not be subject to pooling restrictions;

	(ii)	the greater of 25% of the holder’s Shares or 5,000 Shares would be transferable on or after June 1, 2007;

	(iii)	the greater of 25% of the holder’s Shares or 5,000 Shares would be transferable on or after September 1, 2007;

	(iv)	the greater of 25% of the holder’s Shares or 25,000 Shares would be transferable on or after December 1, 2007; and

	(v)	the balance of each holder’s Shares would be transferable on or after March 1, 2008.

If the resolution approving the release of the Shares is approved by the shareholders, the Board may determine that it is in the best interests of the Company to make further adjustments to the schedule for the release of the Shares in the future. All releases of Shares will be subject to the approval of the Exchange.

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Recommendation of the Directors

The Board has unanimously concluded that allowing the Company the option of releasing Shares from the pooling arrangement is in the best interests of the Company. The Company has been advised that the directors and senior officers of the Company intend to vote all Shares held by them in favour of the resolution.

The full text of the resolution is set out in Schedule “C” to this Information Circular. The resolution must be approved by a majority of not less than 50% of the votes cast by shareholders who, being entitled to do so, vote in person or by proxy on the resolution.

OTHER MATTERS

Management knows of no matters to come before the meeting other than as set forth in the Notice of Meeting and this Information Circular. However, should any other matters properly come before the Meeting, the Shares represented by the proxy solicited hereby will be voted on such matters in accordance with the best judgement of the persons voting the Shares represented by the proxy, exercising discretionary authority.

AVAILABILITY OF DOCUMENTS

The Company will provide to any person or corporation, upon request, one copy of any of the following documents:

(a)	the Company’s latest Annual Information Form, together with any document, or other pertinent pages of any document, incorporated therein by reference; and

(b)	the financial statements of the Company for the Company’s most recently completed financial year, together with the auditor’s report thereon and Management’s Discussion and Analysis, and any interim financial statements of the Company subsequent to the financial statements for the Company’s most recently completed financial year.

Copies of the above documents will be provided, upon request to the Secretary of the Company at 743 Horizon Court, Suite 300A, Grand Junction, CO, 81506, USA, free of charge to a shareholder of the Company. The Company may require the payment of a reasonable charge from any person or corporation who is not a shareholder of the Company and who requests a copy of any such document. The above documents, together with additional information relating to the Company is available on SEDAR at www.sedar.com.

The contents and sending of this Information Circular have been approved by the Board of Directors of the Company.

DATED at Vancouver, British Columbia May 7, 2007

GEOVIC MINING CORP.

“John E. Sherborne” (Signed) JOHN E. SHERBORNE Chief Executive Officer and Director

SCHEDULE “A”

AUDIT COMMITTEE CHARTER

GEOVIC MINING CORP. Audit Committee Charter

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements applicable to the foregoing.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements, including financial literacy requirements of the applicable regulatory authorities. At least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the rules adopted under the Securities Act of 1934, as amended (“Exchange Act”). Audit Committee members may serve simultaneously on the audit committees of more than two other public companies only if: (a) authorized by the Audit Committee, and (b) such service is not prohibited by applicable rules of regulatory authorities to which the Company is subject.

Members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board (typically held immediately after the annual shareholders’ meeting) and shall serve until the next such meeting or until their successors shall be duly elected and qualified.

Any member of the Audit Committee may be removed or replaced at any time by the Board and shall cease to be a member of the Audit Committee as soon as such member ceases to be a director of the Company.

The members of the Audit Committee shall be entitled to receive such remuneration for acting as members of the Audit Committee as the Board may from time to time determine.

Meetings

The Audit Committee may appoint one of its members to act as Chairman of the Audit Committee. The Chairman will appoint a secretary who will keep minutes of all meetings (the “Secretary”). The Secretary does not have to be a member of the Audit Committee or a director and can be changed by simple notice from the Chairman.

No business may be transacted by the Audit Committee except at a meeting at which a quorum of the Audit Committee is present or by a resolution in writing signed by all members of the Audit Committee, or otherwise in accordance with the bylaws of the Company. A majority of the members of the Audit Committee shall constitute a quorum,

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provided that if the number of members of the Audit Committee is an even number, one half of the number of members plus one shall constitute a quorum.

The Audit Committee will meet as often as it deems necessary to carry out its responsibilities but not less frequently than semi-annually. The Audit Committee shall meet periodically (but not less frequently than twice annually) with the independent auditors, with management not present. As part of its job to foster open communication, the Audit Committee shall meet periodically with management, and the internal accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

The time at which, and the place where the meetings of the Audit Committee shall be held, and the procedure in all respects of such meetings shall be determined by the Audit Committee, unless otherwise provided for in the articles of association of the Company or otherwise determined by resolution of the Board.

The Audit Committee may invite such other persons (i.e. the CEO, CFO, Controller) to its meetings, as it deems necessary. The independent auditors should be invited to make presentations to the Audit Committee as appropriate.

Committee Authority and Responsibilities

To fulfill its responsibilities and duties, the Audit Committee shall:

Oversight of the Company's Independent Auditors

1)	Have the sole authority to select the independent auditor to be put forth for appointment at each annual meeting of shareholders of the Company. The Audit Committee shall be directly responsible for the compensation (subject to shareholder approval of the selection) and oversight of the work of the independent auditor. The independent auditor shall report directly to the Audit Committee.

2)	Satisfy itself that the Company’s auditors are “independent” of management, within the meaning given to such terms in the rules and pronouncements of the applicable regulatory authorities and professional governing bodies;

3)	Review the performance and the remuneration of the Company’s auditors and make recommendations to the Board in connection therewith;

4)	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence, of the

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independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, taking into account the opinions of management and, internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board;

5)	Satisfy itself of the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis;

6)	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit;

7)	Satisfy itself that the audit function has been effectively carried out and that any matter which the independent auditors wish to bring to the attention of the Board has been addressed and that there are no “disagreements” with the auditors;

8)	Satisfy itself that the independent auditor reports directly to the Audit Committee;

9)	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company or its subsidiary entities by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting; and

10)	Review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the present and former independent auditor of the Company.

Financial Statement and Disclosure Matters

11)	Review the interim unaudited financial statements, the annual audited financial statements and the MD&A thereon, and shall report thereon to the Board;

12)	Satisfy itself that the Company’s annual audited financial statements are fairly presented in accordance with generally accepted accounting principles and shall recommend to the Board whether the annual financial statements should be approved;

13)	Satisfy itself that the information contained in the Company’s quarterly financial statements, Annual Report to Shareholders and other financial publications, such as Management's Discussion and Analysis of Financial Condition and Results of Operations, the Annual Information Form, the Annual Report of form 10-K or

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such other annual or other report as may be required by the rules and regulations of the applicable regulatory authorities, and the information contained in a prospectus or registration statement does not contain any untrue statement of any material fact or omit to state a material fact that is required or necessary to make a statement not misleading in light of the circumstances under which it was made;

14)	Review any reports or other financial information of the Company submitted by the independent auditor or the Company to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors;

15)	Satisfy itself that adequate procedures are in place for the review of the Company's public disclosure of financial information extracted or derived from the Company's financial statements, other than the public disclosure referred to in sections 11 and 19 of this Charter, and must periodically assess the adequacy of those procedures;

16)	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies;

17)	Prepare any audit committee reports required by any applicable security regulatory rules to be included in the Company's information circular or proxy statement delivered in connection with its annual meeting of shareholders;

18)	Review and discuss quarterly reports from the independent auditors on:

	i)	All critical accounting policies and practices to be used;

	ii)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

	iii)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

19)	Review and discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made);

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20)	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements;

21)	Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies;

22)	Discuss with the independent auditor the matters required to be discussed relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management; and

23)	Review disclosures made to the Audit Committee by the Company's CEO and CFO if required during their certification process for any annual or other report as may be required by any applicable regulatory authorities about any significant deficiencies in the design or operation of disclosure controls and/or internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's disclosure controls and/or internal controls.

Financial Reporting and Risk Management

24)	Review the audit plan of the independent auditors for the current year, and review advice from the independent auditors relating to management and disclosure controls and/or internal controls and the Company’s responses to the suggestions made therein;

25)	Review with management compliance with internal accounting controls, informational gathering systems and management reporting on internal control;

26)	Review with management and the auditors the relevance and appropriateness of the Company’s accounting policies and review and approve all significant changes to such policies;

27)	Satisfy itself that the Company has implemented appropriate systems of disclosure controls and/or internal control over financial reporting and the safeguarding of the Company’s assets and other “risk management” functions (including the identification of significant risks and the establishment of appropriate procedures to manage those risks and the monitoring of corporate performance in light of applicable risks) affecting the Company’s assets, management and financial and business operations and that these are operating effectively;

28)	Review and approve the Company’s investment and treasury policies and monitor compliance with such policies;

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29)	Review the significant reports to management prepared by personnel in charge of the auditing process and management's responses; and

30)	Discuss with the independent auditor and senior executives the responsibilities, budget and staffing of personnel in charge of the auditing process and any recommended changes in the audit plan.

Compliance Oversight Responsibilities

31)	Obtain reports from management, the Company's personnel in charge of the auditing process and the independent auditor that the Company's and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and any Code of Business Conduct, and Ethics adopted by the Company. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with any Code of Business Conduct and Ethics adopted by the Company;

32)	As appropriate, establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

33)	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies;

34)	Discuss with the Company's general counsel or outside counsel, as appropriate, legal matters that may have a material impact on the financial statements, or the Company's compliance policies;

35)	Satisfy itself that all regulatory compliance issues described or referred to in this Charter have been identified and addressed and identifying those that require further work;

General

36)	Make regular reports to the Board;

37)	Have the right, for the purpose of performing their duties: (i) to inspect all the books and records of the Company and it subsidiaries; (ii) to discuss such accounts and records and any matters relating to the financial position of the Company with the officers and auditors of the Company and its subsidiaries; and (iii) to commission reports or supplemental information relating thereto;

38)	Have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for

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appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee, including compensation to the auditor for non-audit related services requested by the Audit Committee;

39)	Permit the Board to refer to the Committee such matters and questions relating to the financial position of the Company and its affiliates or the reporting related thereto as the Board may from time to time see fit;

40)	Review the Audit Committee's own performance;

41)	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval;

42)	Advise the Board immediately if any of its members no longer meet the independence requirements of the applicable regulatory authorities;

43)	Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Limitation of Audit Committee's Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles or applicable rules and regulations. These are the responsibilities of management and the independent auditor.

SCHEDULE “B”

AMENDED AND RESTATED STOCK OPTION PLAN

GEOVIC MINING CORP.

AMENDED AND RESTATED STOCK OPTION PLAN

May 7, 2007

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ARTICLE 1 DEFINITIONS AND INTERPRETATION

DEFINITIONS

As used herein, unless anything in the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below:

“Administrator” means such director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time;

“Award Date” means the date on which the Board grants and announces a particular Option;

“Board” means the Board of Directors of the Company;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder;

“Company” means Geovic Mining Corp. and any subsidiary thereof, (within the meaning of the Securities Act and the Securities Act of 1933), as the context may apply;

“Consultant” means an individual (or a company wholly owned by the individual) who (i) provides ongoing consulting, technical, management or other services to the Company (excluding services provided in relation to a distribution of the Company’s securities); (ii) possesses technical, business or management expertise of value to the Company; (iii) provides the services under a written contract with the Company; (iv) spends a significant amount of time and attention to the business and affairs of the Company; and (v) has a relationship with the Company that enables the individual to be knowledgeable about the business and affairs of the Company;

“Director” means a director, senior officer or a Management Company Employee of the Company;

“Employee” means (i) an individual considered an employee under the Income Tax Act, Canada (i.e. for whom income tax and other deductions are made by the Company); (ii) an individual who works full-time for the Company providing services normally provided by an employee of the Company but for whom income tax and other deductions are not made by the Company; and (iii) an individual who works for the Company on a continuing and regular basis for a minimum amount of time per week, but for whom income tax and other deductions are not made by the Company;

“Exchange” means the TSX Venture Exchange;

“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule “B” hereto, duly executed by the Option Holder;

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“Exercise Period” means the period during which a particular Option may be exercised, being the period from and including the Award Date through to and including the Expiry Date;

“Exercise Price” means the price at which an Option may be exercised as determined in accordance with section 3.5;

“Expiry Date” means the date determined in accordance with section 3.3 and after which a particular Option cannot be exercised;

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto;

“Insider” means a Director, a director or senior officer of a company that is an Insider or subsidiary of the Company, or a person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the Company;

“Investor Relations Activities” has the meaning ascribed thereto in the Exchange’s Corporate Finance Manual;

“Management Company Employee” means an individual employed by a company providing management services to the Company, which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a person engaged in Investor Relations Activities;

“Market Price” means, as of any date, the value of the Shares, determined as follows:

(i)	if the Shares are listed on the TSX Venture Exchange, the Market Price shall be the closing price of the Shares on the TSX Venture Exchange for the last market trading day prior to the date of the grant of the Option less any discount permitted by the TSX Venture Exchange;

(ii)	if the Shares are listed on The Toronto Stock Exchange, the Market Price shall be the closing price of the Shares on The Toronto Stock Exchange for the last market trading day prior to the date of the grant of the Option;

(iii)	if the Shares are listed on an exchange other than the TSX Venture Exchange or The Toronto Stock Exchange, the Market Price shall be the closing price of the Shares (or the closing bid, if no sales were reported) as quoted on such exchange for the last market trading day prior to the date of the grant of the Option; and

(iv)	if the Shares are not listed on an exchange, the Market Price shall be determined in good faith by the Board.

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“Option” means an option to acquire Shares, awarded to a Director, Employee or Consultant pursuant to the Plan;

“Option Certificate” means the certificate, substantially in the form set out as Schedule “A” hereto, evidencing an Option;

“Option Holder” means a current or former Director, Employee or Consultant who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such person;

“Personal Representative” means (i) in the case of a deceased Option Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and (ii) in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder;

“Plan” means this stock option plan;

“Securities Act” means the Securities Act (British Columbia);

“Securities Act of 1933” means the Securities Act of 1933 (United States), as amended; and

“Share” or “Shares” means, as the case may be, one or more common shares of the Company, par value of $0.0001 per share.

CHOICE OF LAW

The Plan is established under, and the provisions of the Plan shall be interpreted and construed solely in accordance with, the laws of the State of Delaware once the Company is domesticated as a Delaware corporation and the laws of the United States applicable therein.

HEADINGS

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

PURPOSE AND PARTICIPATION

PURPOSE

The purpose of the Plan is to attract, retain and motivate Directors, Employees and Consultants, to reward such of those persons by the grant of Options under the Plan by the Board from time to time for their contributions toward the long term goals of the Company and to enable and encourage such persons to acquire Shares as long term investments.

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PARTICIPATION

The Board shall, from time to time, in its sole discretion determine those Directors, Employees and Consultants, if any, to whom Options are to be awarded. If the Board elects to award an Option to a Director, the Board shall, in its sole discretion but subject to section 3.2, determine the number of Shares to be acquired on the exercise of such Option. If the Board elects to award an Option to an Employee or Consultant, the number of Shares to be acquired on the exercise of such Option shall be determined by the Board in its sole discretion, and in so doing the Board may take into account the following criteria:

the person’s remuneration as at the Award Date in relation to the total remuneration payable by the Company to all of its Employees and Consultants as at the Award Date;

the length of time that the person has provided services to the Company;

the nature and quality of work performed by the person; and

the anticipated motivation and incentive of the option holder expected to be achieved from the issuance of Options.

NOTIFICATION OF AWARD

Following the approval by the Board of the awarding of an Option, the Administrator shall notify the Option Holder in writing of the award and shall enclose with such notice the Option Certificate representing the Option so awarded.

COPY OF PLAN

Each Option Holder, concurrently with the notice of the award of the Option, shall be provided with a copy of this Plan. A copy of any amendment to the Plan shall be promptly provided by the Administrator to each Option Holder.

NO SHAREHOLDER RIGHTS

An Option Holder shall not have any rights as a shareholder of the Company with respect to any of the Shares covered by an Option until the Option Holder exercises such Option in accordance with the terms of the Plan and the issuance of the Shares by the Company.

INCOME TAXES

As a condition of and prior to participation in the Plan, an Option Holder shall authorize the Company in written form to withhold from any remuneration otherwise payable to such Option Holder any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of such participation in the Plan, including the exercise of Options awarded under the Plan.

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NO REPRESENTATION OR WARRANTY

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

NO RIGHT TO AWARDS OR EMPLOYMENT

No person shall have any claim or right to receive an Option under the Plan. None of the Plan, the grant of Options under the Plan or any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Option Holder any right to be retained in the employ or engagement of the Company, or to interfere with or to limit in any way the right of the Company to terminate the employment or engagement of such Option Holder at any time. No award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Payments received by an Option Holder under any Option made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Board.

TERMS AND CONDITIONS OF OPTIONS

BOARD TO ALLOT SHARES

The Shares to be issued to Option Holders upon the exercise of Options shall be allotted and authorized for issuance by the Board prior to the exercise thereof.

NUMBER OF SHARES

The maximum number of Shares issuable under the Plan shall not exceed a total of 18,700,000, inclusive of all Shares reserved for issuance under previously granted stock options, including options awarded outside the Plan pursuant to other obligations of the Company, unless shareholder approval is obtained in advance in accordance with section 6.5 hereof.

Unless disinterested shareholder approval is obtained in accordance with section 6.5 hereof, the aggregate number of Shares that may be reserved for issuance to the Insiders of the Company (i) at the time of grant, or (ii) within a one-year period, pursuant to this Plan or any other previously established and outstanding option plans or grants, shall not exceed 10% of the Shares outstanding at the time of the grant.

The aggregate number of Shares reserved for issuance pursuant to this Plan or any other previously established and outstanding option plans or grants to any one individual eligible to receive options under the Plan within a one-year period shall not exceed 5% of the Shares outstanding at the time of the grant (unless the Company has obtained disinterested shareholder approval to exceed such limit in accordance with section 6.5 hereof).

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The aggregate number of Shares reserved for issuance pursuant to this Plan or any other previously established and outstanding option plans or grants to any one Consultant within a one-year period shall not exceed 2% of the Shares outstanding at the time of the grant.

The aggregate number of Shares reserved for issuance pursuant to this Plan or any previously established and outstanding option plans or grants to an Employee conducting Investor Relations Activities within a one-year period shall not exceed 2% of the Shares outstanding at the time of the grant.

Options that have been cancelled or that have expired without being exercised in full shall continue to be re-issuable under the Plan. Subject to the provisions of section 6.5, Options that have been exercised will reduce the total number of Options available to be granted hereunder.

TERM OF OPTION

Subject to section 3.4, the Expiry Date of an Option shall be the date so fixed by the Board at the time the particular Option is awarded, provided that such date shall not be later than the tenth anniversary of the Award Date of the Option.

TERMINATION OF OPTION

An Option Holder may exercise an Option in whole or in part at any time or from time to time during the Exercise Period provided that, with respect to the exercise of part of an Option, the Board may at any time and from time to time fix limits, vesting requirements or restriction in respect of which an Option Holder may exercise part of any Option held by him. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of 5:00 p.m. (Mountain Standard time) on the Expiry Date. The Expiry Date of an Option shall be the earlier of the date so fixed by the Board on the Award Date referred to in section 3.3 above, and the date established, if applicable, in subsections (a) to (c) below.

(a)	Death

In the event that the Option Holder should die while he or she is still (i) a Director or Employee, (other than an Employee performing Investor Relations Activities) the Expiry Date shall be 12 months from the date of death of the Option Holder; or (ii) a Consultant, or an Employee performing Investor Relations Activities, the Expiry Date shall be six months from the date of death of the Option Holder.

(b)	Ceasing to Hold Office or to be Employed

In the event that the Option Holder holds his or her Option as a Director, an Employee or Consultant of the Company (other than an Employee or Consultant performing Investor Relations Activities) and such Option Holder ceases to be a Director, an Employee or Consultant of the Company other than by reason of death, the Expiry Date of the Option shall be the 120th day following the date the Option Holder ceases to be a Director, an Employee or Consultant of the Company unless the Option Holder ceases to be such as a result of:

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(i)	termination for cause; or

(ii)	an order of the British Columbia Securities Commission, the Exchange, or any regulatory body having jurisdiction to so order, in which case the Expiry Date shall be the date the Option Holder ceases to be an Employee or Consultant of the Company.

(c)     Ceasing to Perform Investor Relations Activities

Notwithstanding the paragraph (c) immediately above, in the event that the Option Holder holds his or her option as an Employee or Consultant of the Company who provides Investor Relations Activities on behalf of the Company, and such Option Holder ceases to be an Employee or Consultant of the Company other than by reason of death, the Expiry Date shall be the date the Option Holder ceases to be an Employee or Consultant of the Company.

EXERCISE PRICE

The Exercise Price shall be that price per Share, as determined by the Board in its sole discretion and announced as of the Award Date, at which an Option Holder may purchase a Share upon the exercise of an Option, provided that the Exercise Price shall not be less than the Market Price.

ASSIGNMENT OF OPTIONS

Options may not be assigned or transferred except by will, divorce settlement, the laws of descent and distribution, and all Option Certificates will be so legended, provided however that the Personal Representatives of an Option Holder may, to the extent permitted by section 4.1, exercise the Option within the Exercise Period.

ADJUSTMENTS

If prior to the complete exercise of any Option the Shares are consolidated, subdivided, converted, exchanged or reclassified or in any way substituted for (collectively the “Event”), the Option, to the extent that it has not been exercised, shall be adjusted by the Board in accordance with such Event in the manner the Board deems appropriate. No fractional Shares shall be issued upon the exercise of the Options and accordingly, if as a result of the Event an Option Holder would become entitled to a fractional share, such Option Holder shall have the right to purchase only the next lowest whole number of shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded. Additionally, no lots of Shares in an amount less than 500 Shares shall be issued upon the exercise of the Options unless such amount of Shares represents the balance left to be exercised under the Options.

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EXERCISE RESTRICTIONS

The Board may, at the time an Option is awarded or upon renegotiation of the same, attach restrictions relating to the exercise of the Option, including vesting provisions. Any such restrictions shall be recorded on the applicable Option Certificate.

Notwithstanding the foregoing, no vesting will be required except for Options issued to Consultants performing Investor Relations Activities, which must vest in stages over a one-year period with no more than 1/4 of the options vesting in any three month period.

REPRESENTATIONS

For Options granted to Employees, Consultants or Management Company Employees, the Company will represent that the Option Holder is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

INCENTIVE STOCK OPTIONS

Any Option granted to an Employee in the United States may be an Incentive Stock Option. The exercise price per Share of an Incentive Stock Option shall be fixed by the Board at the time of grant, but in no event shall the exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the Market Value of a Share on the date of grant. No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting-power of all classes of stock of the Company, or any of its subsidiaries, unless (i) the exercise price determined as of the date of grant is at least one hundred ten percent (110%) of the fair market value on the date of grant of the Shares subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the date of grant thereof. No employee shall be granted any Incentive Stock Option which would result in such Employee receiving a grant of Incentive Stock Options that would have an aggregate fair market value in excess of one hundred thousand dollars ($100,000), determined as of the time of grant, that would be exercisable for the first time by such Option Holder during any calendar year. No Incentive Stock Option may be granted under the Plan after the tenth anniversary of the effective date of the Plan. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provisions thereto, as amended from time to time.

EXERCISE OF OPTION

EXERCISE OF OPTION

An Option may be exercised only by the Option Holder or his Personal Representative. An Option Holder or his Personal Representative may exercise an Option in whole or in part, subject to any applicable exercise restrictions, at any time or from time to time during the Exercise Period up to 5:00 p.m. (Mountain Standard time) on the Expiry Date

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by delivering to the Administrator an Exercise Notice, the applicable Option Certificate and payment of the entire Exercise Price in cash or cash equivalents at the time when such Shares are purchased.

ISSUE OF SHARE CERTIFICATE

As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Option Holder a certificate for the Shares so purchased. If the number of Shares so purchased is less than the number of Shares subject to the Option Certificate surrendered, the Administrator shall forward a new Option Certificate to the Option Holder concurrently with delivery of the aforesaid share certificate for the balance of the Shares available under the Option.

CONDITION OF ISSUE

The issue of Shares by the Company pursuant to the exercise of an Option is subject to this Plan, the terms of the Option Certificate, and compliance with the Securities Act of 1933 and the Securities Act, and all other laws, rules and regulations of all regulatory bodies applicable to the issuance and distribution of such Shares and to the listing requirements of any stock exchange or exchanges on which the Shares may be listed. The Option Holder agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company any information representation, report and/or undertakings required to comply with and to fully cooperate with the Company in complying with such laws, rules and regulations. In particular in the event the Options or Shares issued under the Plan are not registered under applicable securities laws but an exemption is available which requires an investment representation or other representation, the Option Holder shall represent and agree at the time of grant or exercise, as applicable, that the Options or Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

LEGEND ON CERTIFICATE

The Board may cause a legend or legends to be put on certificate for Shares purchased upon exercise of the Option to make appropriate reference to restrictions as the Board may deem advisable or as may be required by the rules and regulations and other requirements of securities regulations, any exchange that lists the Shares and any applicable laws. In particular for Option Holders who reside in the United States, the certificates shall bear the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

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If, in the opinion of the Company and its counsel any legend placed on a certificate representing shares sold under this Plan is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without a legend.

MONITORING OF TRADES

An Option Holder who performs Investor Relations Activities shall provide written notice to the Board of each of his trades of securities of the Company, within five business days of each trade.

SECTION 409A

Notwithstanding the foregoing or any provision of the Plan, if any provision of the Plan contravenes Section 409A or could cause the Option Holder to incur any tax, interest or penalties under Section 409A, the Board may, in its sole discretion and without the Option Holder’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, (ii) to avoid the incurrence of taxes, interest and penalties under Section 409A, and/or (iii) to maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. Moreover, any discretionary authority of the Board or the Administrator may have pursuant to the Plan shall not be applicable to an Option that is subject to Section 409A, to the extent such discretionary authority will contravene Section 409A. This Section does not create an obligation on the part of the Company to modify the Plan and does not guarantee that the Options will not be subject to interest and penalties under Section 409A.

ADMINISTRATION

ADMINISTRATION

The Plan shall be administered by the Board, or an Administrator on the instructions of the Board or such committee of the Board formed in respect of matters relating to the Plan. The Board or such committee may make, amend and repeal at any time and from time to time such regulations not inconsistent with this Plan as it may deem necessary or advisable for the proper administration and operation of this Plan and such regulations shall form part of this Plan. The Board may delegate to the Administrator or any Director, Employee or officer of the Company such administrative duties and powers as it may see fit.

INTERPRETATION

The interpretation by the Board or its authorized committee of any of the provisions of this Plan and any determination by it pursuant thereto shall be final and conclusive and shall not be subject to any dispute by any Option Holder. No member of the Board or any person acting pursuant to authority delegated by the Board hereunder shall be liable

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for any action or determination in connection with this Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

APPROVALS, AMENDMENTS AND TERMINATION

APPROVALS REQUIRED FOR PLAN

Prior to its implementation by the Company, this Plan is subject to the receipt of approval by the shareholders of the Company at a general meeting and approval of the Exchange.

PROSPECTIVE AMENDMENT

Subject to applicable regulatory approval, the Board may from time to time amend this Plan and the terms and conditions of any Option thereafter to be awarded and, without limiting the generality of the foregoing, may make such amendments for the purpose of meeting any changes in any relevant law, Exchange policy, rule or regulation applicable to this Plan, any Option or the Shares, or for any other purpose which may be permitted by all relevant laws, rules and regulations, provided always that any such amendment shall not alter the terms or conditions of any Option or impair any right of any Option Holder pursuant to any Option awarded prior to such amendment.

RETROACTIVE AMENDMENT

Subject to applicable regulatory approval, the Board may from time to time retroactively amend this Plan and may also, with the consent of the affected Option Holders, retroactively amend the terms and conditions of any Options which have been previously awarded.

EXCHANGE APPROVAL

With the consent of affected Option Holders, the Board may amend the terms of any outstanding Option so as to reduce the number of option Shares, increase the Exercise Price, or cancel an Option without Exchange approval. Any other amendment will be subject to receiving prior Exchange approval.

SHAREHOLDER APPROVAL

Disinterested shareholder approval (as defined in the Exchange Corporate Finance Manual) will be required for: (i) any reduction in the Exercise Price of Options granted to Insiders, if the Option Holder is an Insider of the Company at the time of the proposed amendment; and (ii) the situations where the Plan, together with all of the Company’s previously established and outstanding options plans or grants could result at any time in:

(a)	the number of shares reserved for issuance under stock options granted to Insiders exceeding 15,000,000 Shares;

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(b)	the grant to Insiders, within a 12 month period, of a number of options exceeding 10% of the Company’s issued Shares; or

(c)	the issuance to any one Option Holder, within a 12 month period, of a number of shares exceeding 5% of the issued Shares.

TERMINATION

The Board may terminate this Plan at any time provided that such termination shall not alter the terms or conditions of any Option or materially impair any right of any Option Holder pursuant to any Option awarded prior to the date of such termination and notwithstanding such termination the Company, such Options and such Option Holders shall continue to be governed by the provisions of this Plan.

AGREEMENT

The Company and every person to whom an Option is awarded hereunder shall be bound by and subject to the terms and conditions of this Plan.

Schedule A

OPTION CERTIFICATE

This certificate is issued pursuant to the provisions of the GEOVIC MINING CORP. (the “Company”) Stock Option Plan (the “Plan”) and evidences that (Name of Option Holder) _____________________________________ is the holder of an option (the “Option”) to purchase up to  ______________
(Number of Shares) common shares (the “Shares”) in the capital stock of the Company at a purchase price of $___________ per Share.

Subject to the provisions of the Plan:

(a)	the Award Date of this Option is __________________________ (insert date of grant); and

(b)	the Expiry Date of this Option is __________________________ (insert date of expiry).

(c)	this Option is intended to be an Incentive Stock Option.

Additional Vesting or Other Restrictions: (insert as applicable)

Other Applicable Terms: (insert as applicable)

This Option may be exercise in accordance with its terms and the terms of the Plan at any time and from time to time from and including the Award Date through and until 5:00 p.m. (Mountain Standard Time) on the Expiry Date, by delivering to the Company an Exercise Notice, in the form provided in the Plan, together with this certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.

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This certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail.

Signed this _____ day of _____________, 20_____.

GEOVIC MINING CORP. by its authorized signatory: ___________________________________________ NAME: _______________________________ TITLE: ______________________________

Schedule B Election to Exercise

The undersigned hereby irrevocably elects to exercise the Options of Geovic Mining Corp. as provided in the attached Option Certificate for the number of Shares as set forth below:

Number of Shares to be Acquired:
Exercise Price per Share:	$

Aggregate Purchase Price	$

and hereby tenders a certified cheque, bank draft or cash or other permitted payment authorized under Article 4 and described below for such aggregate purchase price and directs such Shares to be registered and a certificate therefor to be issued as directed below.

DATED this _____ day of _________________, 200__.

SCHEDULE “C”

TEXT OF RESOLUTION TO APPROVE THE AMENDED AND RESTATED STOCK OPTION PLAN

BE IT RESOLVED, as an ordinary resolution, that:

1.	the Amended and Restated Stock Option Plan (the “Plan”) of the Company, as described in the Management Information Circular of the Company dated May 7, 2007 (the “Information Circular”), which increases the number of shares that may be issued under the Plan to 18,700,000 shares, which represents 18.83% of the Company’s issued and outstanding shares, be and is hereby approved; and

2.	any director or officer of the Company be and is hereby authorized, for an on behalf of the Company, to do all such things and execute all such documents and instruments as may be necessary or desirable to give effect to this resolution.

SCHEDULE “D”

TEXT OF RESOLUTION TO APPROVE THE RELEASE OF SHARES FROM THE VOLUNTARY POOLING AGREEMENT

BE IT RESOLVED, as an ordinary resolution, that:

1.	the Company is hereby authorized to release some or all of the shares that are subject to resale restrictions pursuant to the voluntary pooling agreement, that was entered into in connection with the Company’s reverse takeover transaction completed on December 1, 2007, as described in the Management Information Circular of the Company dated May 7, 2007; and

2.	any director or officer of the Company be and is hereby authorized, for an on behalf of the Company, to do all such things and execute all such documents and instruments as may be necessary or desirable to give effect to this resolution.